Exhibit 99.1

Eagle Rock Energy Partners, L.P. Announces Midstream Project to Consolidate and Enhance Texas Panhandle Operations

HOUSTON--(BUSINESS WIRE)--Feb. 19, 2008--Eagle Rock Energy Partners, L.P. (Nasdaq:EROC) (the "Partnership") today announced the commencement of a two-phase midstream project which will consolidate volumes and operations in the Partnership's West Panhandle System and enhance the Partnership's capacity and recovery efficiencies in the fast-growing East Panhandle System. The total project, which is expected to be completed in the first quarter of 2009 at a cost of approximately $25 million, involves diverting West Panhandle volumes from the Partnership's Stinnett Plant, located in Moore County, Texas to its Cargray Plant, located in Carson County, Texas and subsequently relocating the Stinnett Plant's high-efficiency cryogenic technology to the East Panhandle Arrington System, located in Hemphill County, Texas. Eagle Rock does not anticipate downtime or reduced throughput volumes across its East or West Panhandle Systems while in the process of diverting volumes to Cargray or in the process of upgrading the Arrington Plant.

Affirming the Partnership's long-term commitment to its midstream operations, Joseph A. Mills, chairman and chief executive officer, stated, "We are pleased to announce this outstanding organic growth opportunity. This consolidation of our West Panhandle operations is expected to reduce operating costs and better utilize our excess capacity in the West Panhandle operations, improving the Partnership's long-term cash flows while enabling us to redeploy a highly efficient cryogenic facility to the heart of the fast-growing Granite Wash play in the East Panhandle System. The combined project is projected to be accretive to cash flows by $0.01 to $0.03 per unit in 2009 and beyond and positions the Partnership to expand capacity to service our customers in the Granite Wash Play of Hemphill County, Texas."

The Partnership indicated that replacing its Arrington facility's older lean-oil absorption technology with its Stinnett cryogenic recovery process will yield significant efficiencies in liquids recovery and decreased plant fuel that will go far in enhancing the plant's ability to compete for new volumes within the very active Granite Wash Play area of the East Panhandle. Upon completion of the project, the new Arrington facility will be initially sized to handle 50 MMcfd, but will be readily expandable to 80 MMcfd with additional inlet, field, and residue compression. Currently, the Arrington facility is able to handle 40 MMcfd.

The Partnership is a growth-oriented midstream and upstream energy partnership engaged in the businesses of: (i) gathering, compressing, treating, processing, transporting and selling natural gas, (ii) fractionating and transporting natural gas liquids, and (iii) acquiring, exploiting, developing, and producing oil and gas interests. Its corporate office is located in Houston, Texas.

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause the partnership's actual results to differ materially from those implied or expressed by the forward-looking statements. For a complete description of these risks, please consult the Partnership's filings with the Securities and Exchange Commission.